Exhibit 5(a)

           February __, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7010

RE:	NeoStem, Inc. Registration Statement on Form S-1 File No. 333-163741

Ladies and Gentlemen:

We have acted as counsel for NeoStem, Inc., a Delaware corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 (the “Registration Statement”) of shares of the Company’s common stock, $.001 par value per share (the “Shares”), in an offering, including shares underlying a common stock purchase option granted by the Company to the underwriter representative in the offering (the “Option”).  In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Option, the certificate of incorporation and all amendments thereto of the Company, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based on our review mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement on Form S-1 are duly authorized and (a) with respect to the Shares of common stock, legally and validly issued, fully paid and non-assessable, and (b) with respect to shares of common stock issuable upon the exercise of the Option, will be, when issued in the manner described in the Registration Statement on Form S-1, legally and validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares or Option.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP

61 Broadway    New York, New York 10006  212-930-9700  212-930-9725 Fax
www.srff.com